Exhibit 8.1

LOEB & LOEB LLP

10100 Santa Monica Blvd.
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September 13, 2022

Vickers Vantage Corp. I

85 Broad Street, 16th Floor

New York, NY 10004

Attn: Jeffrey Chi, CEO

Re:     Registration Statement of Vickers Vantage Corp. I

Ladies and Gentlemen:

We have acted as United States counsel to Vickers Vantage Corp. I, a Cayman Islands company (“Vickers”), in connection with the proposed business combination contemplated by an Agreement and Plan of Merger, dated as of March 17, 2022, as amended on September 12, 2022 (the “Merger Agreement”), which provides for a Business Combination between Vickers, Vantage Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Vickers (“Merger Sub”) and Scilex Holding Company, a Delaware corporation (“Scilex”), a majorityowned subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Effective Time (as defined in the proxy statement/prospectus), Vickers will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (ii) at the Effective Time, and following the Domestication, Merger Sub will merge with and into Scilex (the “Business Combination”), with Scilex continuing as the surviving entity and wholly-owned subsidiary of Vickers.

The Domestication, Business Combination and certain other related transactions are described in the Registration Statement of Vickers Vantage Corp. I on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on May 13, 2022 (Registration Number 333-264941) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Vickers Vantage Corp. I
September 13, 2022

Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—U.S. Holders—U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Vickers Securities.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP